EXHIBIT 2.1

                                SPACEDEV, INC.
                               RICHARD B. SLANSKY
                                    President
                       13855 Stowe Drive  Poway, CA  92064
                       (858) 375-2030  Fax: (858) 375-1000
                      e-mail: Richard.Slansky@SpaceDev.com


                                December 7, 2005
VIA  E-MAIL

Starsys  Research  Corporation
Attention: Scott Tibbitts, Chairman and Chief Executive Officer 4909 Nautilus Court North
Boulder,  Colorado  80301

Re:     Amendment  No.  1  to  that  certain  Agreement  and  Plan of Merger and
Reorganization

Dear  Mr.  Tibbitts:

     Reference is made to that certain Agreement and Plan of Merger and Reorganization made and entered into as of October 24, 2005 (the "MERGER AGREEMENT"), by and among SpaceDev, Inc. ("SPACEDEV"), Monoceros Acquisition Corp., Starsys Research Corporation ("STARSYS"), Scott Tibbitts, as a key shareholder, and Scott Tibbitts, as shareholder agent.
By executing a copy of this Amendment No. 1 to the Merger Agreement (this "AMENDMENT") below, the parties to the Merger Agreement hereby agree to the following amendments to the Merger Agreement:

     (a) Section 6.1(e) of the Merger Agreement is hereby amended by replacing the amount "$0.77" therein with the amount "$1.00".

     (b) Section 6.2(n) of the Merger Agreement is hereby amended by adding the following proviso immediately prior to the period at the end thereof: "; provided, however, that the Company shall not solicit a Standstill and Lock-Up Agreement, and shall not be obligated to deliver to Parent a Standstill and Lock-Up Agreement, from any such Shareholder or other Person who is not a director or executive officer of the Company and who does not own 5% of more of the outstanding shares of Company Common Stock, until after the SEC has declared effective the Form S-4 under the Securities Act".

     (c) Section 7.5(b) of the Merger Agreement is hereby amended by deleting in its entirety the following sentence therefrom: "The Key Shareholders shall severally indemnify the Shareholder Agent and hold such agent harmless against any loss, liability or expense incurred without bad faith on the part of the Shareholder Agent and arising out of or in connection with the acceptance or administration of the Shareholder Agent's duties hereunder."

     (d) A new Section 7.5(c) is hereby added to the Merger Agreement, which shall read in its entirety as follows:

          " (c) The resignation, removal and succession of the Shareholder Agent shall be governed by Section 4 of the Escrow Agreement, and any successor shareholder agent under the Escrow Agreement shall automatically, without any further act or notice, become the successor Shareholder Agent for all purposes hereunder."

     (e) Section 10.1(d)(1) of the Merger Agreement is hereby amended by replacing the words "December 31, 2005" therein with the words "January 31, 2006".

     (f) Section 10.1(d)(3) of the Merger Agreement is hereby amended by replacing the characters "; or" at the end thereof with the character ".".


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     (g)  Section  10.1(d)(4)  of  the Merger Agreement is hereby deleted in its entirety.

     Except as expressly amended by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with the terms and conditions thereof, and this Amendment shall be incorporated into, and become a part of, the Merger Agreement.

     This Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute but one and the same instrument.

     This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado applicable to contracts negotiated, executed and to be performed entirely within the State of Colorado.

     A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.

     The undersigned hereby also agree that the November 2005 adjustment by Starsys of the accounting treatment for certain equipment having a value of $250,000 from capital equipment to equipment shall, for purposes of Section 2.6(e) of the Merger Agreement, be deemed to be a change in accounting methods for Starsys from those utilized as of the date of the Merger Agreement.

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     Please signify your agreement with the foregoing agreements by signing this
Amendment and returning one original to us by facsimile or electronic transmission. If you have any questions, please call me. Thank you for your prompt assistance with this matter.

                                               Best  regards,

                                               SPACEDEV,  INC.
                                               MONOCEROS  ACQUISITION  CORP.

                                               By:     /s/  Richard  B.  Slansky
                                                      --------------------------
                                               Richard  B.  Slansky
                                               President


AGREED  AND  ACCEPTED  AS  OF  THE  DATE  FIRST  ABOVE  WRITTEN:

STARSYS  RESEARCH  CORPORATION

By:     /s/  Scott  Tibbitts
     -----------------------
Scott  Tibbitts
Chief  Executive  Officer


SCOTT  TIBBITTS,  as  a  key  shareholder
SCOTT  TIBBITTS,  as  shareholder  agent

By:     /s/  Scott  Tibbitts
     -----------------------
Scott  Tibbitts



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